Exhibit II

EXECUTION VERSION

THIS AMENDED AND RESTATED COORDINATION AGREEMENT IS BEING ENTERED INTO IN ANTICIPATION OF SUBMITTING AN ALTERNATIVE PLAN PROPOSAL FOR A PLAN OF REORGANIZATION TO THE DEBTORS. THIS COORDINATION AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS COORDINATION AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

AMENDED AND RESTATED COORDINATION AGREEMENT

This Amended and Restated Coordination Agreement (including all exhibits and schedules attached hereto and in accordance with Section 2, this “Agreement”) amends and restates in its entirety, that certain Coordination Agreement dated October 13, 2020 and is made and entered into as of October 20, 2020, by and among the following parties (each of the foregoing described in sub-clauses (1) through (4), and any person or entity that becomes a party hereto in accordance with the terms hereof, a “Party” and, collectively, the “Parties”):

1.	Honeywell International Inc. (“Honeywell”);

2.	Oaktree Capital Management, L.P., acting solely in its capacity as an investment adviser on behalf of certain funds and accounts and wholly-owned entities of such funds and accounts (“Oaktree”);

3.

Centerbridge Partners, L.P., acting solely in its capacity as an investment adviser on behalf of certain funds and accounts and wholly-owned entities of such funds and accounts (“Centerbridge” and, together with Oaktree, the “Plan Sponsors” and, collectively with Honeywell, the “Initial Parties”);

4.

Attestor Value Master Fund LP; The Baupost Group, L.L.C., acting on behalf of certain managed funds; Cyrus Capital Partners, L.P., solely in its capacity as investment manager to and on behalf of certain managed funds and accounts; FIN Capital Partners LP acting to behalf of certain managed funds; Hawk Ridge Capital Management LP acting to behalf of certain managed funds; IngleSea Capital acting on behalf of certain managed funds or accounts; Keyframe Capital Partners, L.P., solely in its capacity as investment manager to and on behalf of certain managed funds; Newtyn Management, LLC on behalf of its advisee funds; Sessa Capital (Master), L.P.; and Whitebox Multi- Strategy Partners, L.P. (each, an “Additional Investor”);

5.

if prepetition lenders under that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of September 27, 2018, by and among Garrett, as holdings, Garrett LX I S.à r.l., Garrett LX II S.à r.l., Garrett LX III S.à r.l., Garrett

Borrowing LLC and Garrett Motion Sàrl (f/k/a Honeywell Technologies Sàrl), as borrowers, certain of the Debtors, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent (and any successor thereto, the “Agent”), and the lenders party thereto from time to time (the “Prepetition Lenders”), become a Party hereto (the “Consenting Lenders”), such Consenting Lenders;

6.

if holders of those certain 5.125% senior secured notes (the “Senior Notes” and the holders thereof, the “Senior Noteholders”), due 2026 under that certain Indenture, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Garrett, as parent, Garrett LX I S.à r.l. and Garrett Borrowing LLC, as issuers, certain of the Debtors, as guarantors, and Deutsche Trustee Company Limited, as the trustee (and any successor thereto, the “Indenture Trustee”) become a Party hereto (the “Consenting Noteholders”), such Consenting Noteholders;

7.

if additional holders of common stock in Garrett Motion Inc. (“Garrett” and, all holders of common stock in Garrett that execute this Agreement, collectively, the “Consenting Equityholders” and, together with Honeywell, the Plan Sponsors, the Additional Investors, the Consenting Lenders, and the Consenting Noteholders, the “Commitment Parties”) become a Party hereto, such Consenting Equityholders; and

8.

if the debtors become a Party hereto, each of the debtors and debtors in possession, including, but not limited to, Garrett, BRH LLC, Calvari Limited, Friction Materials LLC, Garrett ASASCO Inc., Garrett Borrowing LLC, Garrett Holding Company Sàrl, Garrett LX I S.à r.l., Garrett LX II S.à r.l., Garrett LX III S.à r.l., Garrett Motion Australia Pty Limited, Garrett Motion Automotive Research Mexico S. de R.L. de C.V., Garrett Motion Holdings Inc., Garrett Motion Holdings II Inc., Garrett Motion International Services S.R.L., Garrett Motion Ireland A Limited, Garrett Motion Ireland B Limited, Garrett Motion Ireland C Limited, Garrett Motion Ireland Limited, Garrett Motion Italia S.r.l., Garrett Motion Japan Inc., Garrett Motion LLC, Garrett Motion México, Sociedad Anónima de Capital Variable, Garrett Motion Romania S.R.L., Garrett Motion Sàrl, Garrett Motion Slovakia s.r.o., Garrett Motion Switzerland Holdings Sàrl, Garrett Motion UK A Limited, Garrett Motion UK B Limited, Garrett Motion UK C Limited, Garrett Motion UK D Limited, Garrett Motion UK Limited, Garrett Transportation I Inc., Garrett Transportation Systems Ltd, Garrett Transportation Systems UK II Ltd, Garrett TS Ltd, Garrett Turbo Ltd (collectively, the “Debtors”), the Debtors.

Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Term Sheet (defined below) attached hereto as Exhibit A, subject to Section 2 hereof.

As used herein,(1) the term “Requisite Additional Investors” means, at any relevant time, the Additional Investors holding at least a majority of the commitments to purchase Convertible Series A Preferred Stock (as defined below) held by such Additional Investors, (2) the term “Requisite Consenting Noteholders” means, at any relevant time, the Consenting Noteholders holding at least a majority in principal amount of the Senior Notes Claims held by such Consenting Noteholders; (3) the term “Requisite Consenting Lenders” means, at any relevant time, the

Consenting Lenders holding at least a majority in principal amount of the Secured Credit Facility Claims held by such Consenting Lenders; and (4) the term “Requisite Consenting Equityholders” means, at any relevant time, the Consenting Equityholders holding at least a majority of the common stock in Garrett held by such Consenting Equityholders (each of the foregoing described in clauses (1) through (4), together with Honeywell, Oaktree, and Centerbridge, collectively, the “Requisite Commitment Parties”).

RECITALS

WHEREAS, on September 20, 2020, the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), which are being jointly administered under the caption In re Garrett Motion Inc., Case No. 20-12212 (MEW) (Bankr. S.D.N.Y. Sept. 20, 2020) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, in connection with the Chapter 11 Cases, the Initial Parties have engaged in good faith, arm’s length negotiations regarding the terms of a chapter 11 plan of reorganization (the “Approved Plan”), which Approved Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the term sheet attached as Exhibit A hereto (such term sheet, including all exhibits thereto, the “Term Sheet,” and such transactions on the terms and conditions described in this Agreement, the “Restructuring Transactions”);

WHEREAS, the Initial Parties contemplate that the Debtors may become a Party, and the Agreement may be amended if necessary, so that the Debtors become Parties, which amendment shall be in form and substance reasonably acceptable to Honeywell and the Plan Sponsors;

WHEREAS, upon the consent of Honeywell, the Plan Sponsors, and the Requisite Additional Investors (which consent of any of the foregoing shall not be unreasonably withheld, conditioned, or delayed), the Consenting Lenders, the Consenting Noteholders, and the Consenting Equityholders may become Parties to this Agreement;

WHEREAS, as of the date hereof, Honeywell presently intends to assert claims of approximately: (i) $1,121,000,000 in principal amount outstanding under that certain Indemnification and Reimbursement Agreement, dated September 12, 2018 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time), by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc., and Honeywell (the “IRA”) and that certain Indemnification Guarantee Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Honeywell ASASCO 2 Inc. as payee, Garrett ASASCO Inc. as payor, and certain subsidiary guarantors as defined therein (the “Guarantee Agreement,” and together with the IRA, the “Indemnification Agreements”), not including associated Bendix legal defense costs subject to reimbursement thereunder; and (ii) $273,000,000 in principal amount outstanding and additional indemnity payments owed under that certain Tax Matters Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Garrett, Honeywell, Honeywell ASASCO Inc., and Honeywell ASASCO 2 Inc. (the “Tax Matters Agreement”);

WHEREAS, to effectuate the Restructuring Transactions, (i) the Plan Sponsors shall offer to provide a new money debtor in possession term loan facility (the “DIP Facility”) in an amount of up to $250 million, on terms set forth in a new credit agreement (the “DIP Credit Agreement,” together with the agreements and documents to be executed in connection therewith or related thereto, including a proposed order authorizing the Debtors’ entry into the DIP Facility in form and substance acceptable to the Plan Sponsors, the “DIP Documents”), and (ii) the Plan Sponsors and the Additional Investors shall commit, severally and not jointly, to purchase shares of new convertible preferred stock of reorganized Garrett (the “Convertible Series A Preferred Stock”) at a purchase price of approximately $1,050 million in the aggregate in cash, in each case, on terms and conditions that are consistent with the Term Sheet and otherwise acceptable to the Plan Sponsors with the consent of Honeywell and the Requisite Additional Investors (in each case, which consent shall not be unreasonably withheld, conditioned, or delayed);

WHEREAS, the Parties desire to express to each other their mutual support and commitment with respect to the matters discussed in the Term Sheet and hereunder;

WHEREAS, in expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable law, including chapter 11 of the Bankruptcy Code;

WHEREAS, notwithstanding any proposed deadlines in relation to the Restructuring Transactions, the Parties intend to complete the Restructuring Transactions with all speed in as timely a manner as practicable and to negotiate in good faith with the Debtors to consummate the Restructuring Transactions;

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the terms of this Agreement set forth the Parties’ entire agreement concerning their respective obligations; and

WHEREAS, the Parties desire to enter into this Agreement in anticipation of submitting a joint bid in connection with the Debtors’ chapter 11 sale process or otherwise proposing the Approved Plan to the Debtors.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each Party immediately following the occurrence of the following conditions (the “Agreement Effective Date”):

(a) Honeywell has executed and delivered counterpart signatures to this Agreement to each other Party;

(b) Oaktree has executed and delivered counterpart signatures to this Agreement to each other Party;

(c) Centerbridge has executed and delivered counterpart signatures to this Agreement to each other Party; and

(d) The Additional Investors have executed and delivered counterpart signatures to this Agreement to each other Party.

Notwithstanding the occurrence of the Agreement Effective Date, this Agreement contemplates, and the Initial Parties acknowledge, that, upon the consent of Honeywell, the Plan Sponsors, and the Requisite Additional Investors (which consent of such Parties shall not be unreasonably withheld, conditioned, or delayed), (i) the Debtors may become a Party upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other Party and at such time the Debtors shall become obligated under this Agreement, (ii) Consenting Lenders may become Parties upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other Party and at such time those Prepetition Lenders shall become obligated under this Agreement, (iii) Consenting Noteholders may become Parties upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other Party and at such time those Senior Noteholders shall become obligated under this Agreement, and (iv) the Consenting Equityholders may become Parties upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other party and at such time the Consenting Equityholders shall become obligated under this Agreement.

To the extent the Debtors, the Consenting Lenders, the Consenting Noteholders, or the Consenting Equityholders become a Party, their legal counsel may be provided signature pages of the Initial Parties in unredacted form; provided, that the Debtors, the Consenting Lenders, the Consenting Noteholders, the Consenting Equityholders, and their legal counsel shall not be permitted to disclose any of the holdings of Debtor Claims/Interests (defined below) of any Initial Party set forth on such unredacted signature pages. For the avoidance of doubt, if (a) the Debtors do not become a Party or (b) the Debtors become a Party and there is a subsequent Termination Date (defined in Section 9.05) pursuant to Section 9.02, any and all provisions of the Agreement referencing “S&C,” the “Debtor,” or “Debtors” are, and shall continue to be, in full force and effect with respect to the Commitment Parties as if such provisions were written without reference to “S&C,” the “Debtor,” or “Debtors,” and this Agreement, shall be in full force and effect with respect to each other Party hereto. Further, for the avoidance of doubt, (i) if the Prepetition Lenders never become a Party, any and all provisions of the Agreement referencing “Gibson,” “Prepetition Lenders,” “Consenting Lenders,” or “Requisite Consenting Lenders” are, and shall continue to be, in full force and effect with respect to the other Commitment Parties as if such provisions were written without reference to those terms and this Agreement shall be in full force and effect with respect to each other Party hereto; (ii) if the Senior Noteholders never become a Party, any and all provisions of the Agreement referencing “R&G,” “Senior Noteholders,” “Consenting Noteholders,” or “Requisite Consenting Noteholders” are, and shall continue to be, in full force and effect with respect to the other Commitment Parties as if such provisions were written without reference to those terms and this Agreement shall be in full force and effect with respect to each other Party hereto; and (iii) if Consenting Equityholders other than the Plan Sponsors and the Additional Investors never become a Party, any and all provisions of the Agreement referencing “Consenting Equityholders” or “Requisite Consenting Equityholders” are, and shall continue to be, in full force and effect with respect to the other Commitment Parties as if such provisions were written without reference to those terms and this Agreement shall be in full force and effect with respect to each other Party hereto. Signature pages executed by the Initial Parties and the Additional Investors shall be delivered to: (a) Kirkland & Ellis LLP (“K&E”), legal counsel to Honeywell; (b) Milbank LLP (“Milbank”), legal counsel to the Plan Sponsors; (c) Jones Day, legal counsel to the Additional Investors; and (d) if applicable, (i) legal counsel to the Debtors, Sullivan & Cromwell LLP (“S&C”), (ii) legal counsel to the ad hoc committee of Prepetition Lenders, Gibson, Dunn & Crutcher, (“Gibson”), and (iii) legal counsel to the ad hoc committee of Senior Noteholders, Ropes & Gray (“R&G”). Each Initial Party intends to be and is bound under this Agreement with respect to any and all claims against, or interests in, any of the Debtors, whether currently held or hereafter acquired by such Initial Party.

Section 2. Exhibits Incorporated by Reference. Each of the exhibits and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, the terms of the exhibits shall govern. This Agreement (without reference to the exhibits) may be interpreted with reference to the definitions set forth in the exhibits, to the extent such terms are used herein.

Section 3. Definitive Documentation.

(a) The definitive documents and agreements (collectively, the “Restructuring Documents”) related to or otherwise utilized to implement, effectuate or govern the Restructuring Transactions shall consist of every order entered by the Bankruptcy Court and every pleading, motion, proposed order or document (but not including any notices, except as otherwise set forth in this section) filed by the Parties, to the extent, in each case, such orders, pleadings, motions, proposed orders or documents relate to the Restructuring Transactions or the implementation or consummation of the transactions contemplated by this Agreement (including the Term Sheet and the DIP Documents (as applicable)). The Restructuring Documents that remain subject to negotiation and completion, shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all respects with, and containing the terms and conditions set forth in, this Agreement (including the Term Sheet and the DIP Documents (as applicable)), and shall otherwise be in form and substance reasonably acceptable to (i) the Debtors, the Plan Sponsors, and Honeywell, except as otherwise set forth herein, (ii) solely to the extent such documents adversely affect the Additional Investors, the Requisite Additional Investors, (iii) solely to the extent such documents adversely affect the economic treatment of the Prepetition Lenders, the Requisite Consenting Lenders, (iv) solely to the extent such documents adversely affect the economic treatment of the Senior Noteholders, the Requisite Consenting Noteholders, and (v) solely to the extent such documents adversely affect the economic treatment of the Consenting Equityholders, the Requisite Consenting Equityholders.

(b) The Restructuring Documents include:

(i) the Approved Plan;

(ii) the disclosure statement (and all exhibits and other documents and instruments related thereto) with respect to the Approved Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Approved Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement and the order approving the Disclosure Statement (the “Disclosure Statement Order”);

(iii) the documents or agreements relating to the issuance of the Convertible Series A Preferred Stock and the Series B Preferred Stock;

(iv) the DIP Documents (as applicable);

(v) any documents or agreements in connection with the Restructuring Transactions and related to the governance and management of the reorganized Debtors following the conclusion of the Chapter 11 Cases, including any certificates of incorporation, certificates of formation, bylaws, limited liability company agreements (or equivalent governing documents), employment agreements, shareholders’ agreements and registration rights agreements;

(vi) all other documents that will comprise the supplement to the Approved Plan; and

(vii) the order confirming the Approved Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order.

(c) Further, notwithstanding anything set forth in this Agreement to the contrary, the definitive documents or agreements for the post-Effective Date governance of reorganized Garrett shall be consistent in all material respects with the Term Sheet and otherwise subject to the reasonable consent and approval of Honeywell, the Plan Sponsors, and the Requisite Additional Investors.

(d) Except as specifically set forth herein, nothing in any of the Restructuring Documents shall impose any restrictions on any Party transferring any of the equity of Garrett following consummation of the Restructuring Transactions.

Section 4. Milestones.1 The following milestones (the “Milestones”) shall apply to this Agreement, unless extended or agreed to in writing (email being sufficient) by counsel to the Debtors, counsel to Honeywell, and counsel to the Plan Sponsors:

(a) the following Milestones shall apply as between Honeywell and the Plan Sponsors:

[1]	The milestones shall be calculated in accordance with Rule 9006 of the Bankruptcy Code.

(i) by no later than October 21, 2020,2 the Plan Sponsors and the Additional Investors shall have delivered to Honeywell financing commitment letters in customary form and on terms reasonably acceptable to Honeywell supporting the commitment set forth in Section 5.02 of this Agreement;

(b) the Initial Parties shall reasonably cooperate with one another in an effort to:

(i) file an Approved Plan with the Bankruptcy Court by no later than seventy-five (75) calendar days after the Petition Date;

(ii) obtain entry of the Disclosure Statement Order by the Bankruptcy Court by no later than one hundred (100) calendar days after the Petition Date;

(iii) obtain entry of the Confirmation Order by the Bankruptcy Court by no later than one hundred and seventy-five (175) calendar days after the Petition Date; and

(iv) cause the effective date of the Approved Plan (the “Effective Date”) to occur by no later than two hundred and ten (210) calendar days after the Petition Date.

Section 5. Commitments Regarding the Restructuring Transactions.

5.01. Commitment of the Commitment Parties.

(a) During the period beginning on the Agreement Effective Date and ending on a Termination Date (defined in Section 9.05) (such period, the “Effective Period”), subject to the terms and conditions hereof, each of the Commitment Parties agrees, severally and not jointly, that:

(i) it shall cooperate and coordinate activities (to the extent practicable and subject to the terms hereof) with the other Parties and will use commercially reasonable efforts to pursue, support, solicit, implement, confirm, and consummate the Restructuring Transactions, as applicable, and to execute any document and give any notice, order, instruction, or direction reasonably necessary to support, facilitate, implement, consummate, or otherwise give effect to the Restructuring Transactions, as applicable, and to act in good faith and take all commercially reasonable actions to negotiate the Restructuring Documents with the other Commitment Parties and the Debtors and consummate the Restructuring Transactions consistent with this Agreement;

(ii) it shall use commercially reasonable efforts to cooperate with and assist the Commitment Parties and the Debtors in obtaining additional support for the Restructuring Transactions from other stakeholders and shall consult with the Initial Parties regarding the status and the material terms of any negotiations with other stakeholders that are not party to this Agreement (including, for the avoidance of doubt, giving the Initial Parties notice and a reasonable opportunity to coordinate with the other Parties in advance of any outreach or communications to stakeholders that are not party to this Agreement);

(iii) it shall cooperate and coordinate activities (to the extent practicable and subject to the terms hereof) with the other Parties to pursue an alternative plan proposal or joint bid in the Debtors’ chapter 11 sale process, which bid shall be implemented through a plan of reorganization consistent with the terms of this Agreement and the Term Sheet, and shall make commercially reasonable efforts to cooperate in addressing any diligence inquiries, including through seeking access to the Debtors in connection with such diligence;

(iv) it shall not, directly or indirectly:

(A) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions; and

(B) propose, support, vote for, encourage, seek, solicit, pursue, initiate, assist, join in, participate in the formulation of or enter into negotiations or discussions with, any entity regarding any Alternative Transaction3 or any arrangement, understanding or agreements related to any Alternative Transaction or any other financing of or investment in any of the Debtors other than the Restructuring Transactions.

(v) to the extent applicable, timely vote each of its claims against or interests in the Debtors (such interests, collectively, the “Debtor Interests” and, such claims, collectively, the “Debtor Claims” and, such Debtor Interests and Debtor Claims together, the “Debtor Claims/Interests”) to accept the Approved Plan by delivering its duly executed and completed ballot(s) accepting the Approved Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot and not change or withdraw (or cause to be changed or withdrawn) such vote; provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Commitment Party at any time if this Agreement is terminated with respect to such Commitment Party (it being understood by the Parties that any modification of the Approved Plan that results in a termination of this Agreement pursuant to Section 9 hereof shall entitle such

[3]

“Alternative Transaction” shall mean any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, exchange offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Debtors or the debt, equity, or other interests in any one or more of the Debtors, that is an alternative to one or more of the Restructuring Transactions.

Commitment Party an opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code);

(vi) except to the extent expressly contemplated under the Approved Plan or this Agreement, it will not exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of the Debtor Claims/Interests, and any other claims against any direct or indirect subsidiaries of the Debtors that are not Debtors; and

(vii) provide draft copies of all motions or proposed orders unrelated to the Restructuring Documents to K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, that such Commitment Party intends to file with the Bankruptcy Court at least three (3) business days (or such shorter review period as necessary in light of exigent circumstances) prior to such filing and consult in good faith with K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, regarding the form and substance of all such proposed filings with the Bankruptcy Court;

(viii) provide draft copies of any Restructuring Documents and related motions, the Confirmation Order, any supplements to the Approved Plan, and any amended versions of the Approved Plan or Disclosure Statement to K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, at least five (5) business days (or such shorter review period as necessary in light of exigent circumstances) prior to such filing. The applicable Commitment Party shall consult in good faith with K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, regarding the form and substance of all proposed filings with the Bankruptcy Court; provided, that the consent requirements set forth in this Agreement or Approved Plan shall apply with respect to any motions, declarations, proposed orders or other filings with the Bankruptcy Court that constitute Restructuring Documents.

provided, however, that nothing in this Section 5.01(a) shall require any Commitment Party to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements, that could result in expenses, liabilities or other obligations to any such Party, other than as specifically stated in this Agreement (including the Term Sheet).

(b) The foregoing sub-clause (a) of this Section 5 will not limit any of the following Commitment Parties rights:

(i) under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case provided that such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and do not hinder, delay or prevent consummation of the Restructuring Transactions;

(ii) to take or direct any action relating to maintenance, protection, or preservation of any collateral provided that such action is not inconsistent with this Agreement and does not hinder, delay or prevent consummation of the Restructuring Transactions;

(iii) to purchase, sell or enter into any transactions in connection with any of the Debtor Claims/Interests, subject to the terms of this Agreement;

(iv) to consult with other Commitment Parties, the Debtors, or any other party in interest in the Chapter 11 Cases, provided, that such action is not inconsistent with this Agreement and does not hinder, delay or prevent consummation of the Restructuring Transactions; or

(v) to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

5.02. Commitments of the Plan Sponsors and the Additional Investors.

(a) The Plan Sponsors and the Additional Investors agree to commit, severally and not jointly, to purchase shares of Convertible Series A Preferred Stock at a purchase price of approximately $1,050 million in the aggregate in cash, in each case, on the terms and conditions set forth in this Agreement and the Term Sheet. The Plan Sponsors and the Additional Investors may assign such commitments to their respective creditworthy affiliates or either Plan Sponsor or any Additional Investors or their respective creditworthy affiliates, but otherwise no Party may sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of, any such commitments to any person. None of the commitments to purchase the Convertible Series A Preferred Stock of any Plan Sponsor or any Additional Investor shall be reduced for any reason.

(b) Each Plan Sponsor, Additional Investor, and Honeywell represents and warrants to the other Plan Sponsors, Additional Investors, and Honeywell that, as of October 19, 2020, it beneficially owns (as that term is defined in SEC Rule 13d-3 (“Beneficial Ownership”)) the number of shares of equity securities of Garrett set forth on Annex 1. Each Plan Sponsor, Additional Investor, and Honeywell, for so long as it is a Party, will, as promptly as practicable, and in any event within one business day, notify counsel to the other Plan Sponsors, Additional Investors, and Honeywell of any change in its Beneficial Ownership of equity securities of Garrett. Each Party will individually make and be solely responsible for any filings or notifications as may be necessary under applicable law in connection with the entry into this Agreement and the performance of its obligations hereunder. The Plan Sponsors, the Additional Investors, and Honeywell agree not to (i) make any acquisition of equity securities of Garrett that is coordinated between any of them or (ii) share any pecuniary interest in any equity securities of Garrett held by any other Plan Sponsor, Additional Investor, or Honeywell.

5.03. Commitments of the Debtors.

(a) During the Effective Period, if the Debtors are Parties to this Agreement, the Debtors agree to:

(i) pursue the Restructuring Transactions on the terms set forth in this Agreement, the Term Sheet, and the Approved Plan, and not sign any agreement to pursue any Alternative Transaction or other restructuring transaction for the Debtors or substantially all of their assets or equity interests;

(ii) use good faith efforts to implement this Agreement and the Approved Plan in accordance with the Term Sheet, the transactions and other actions contemplated hereby and thereby;

(iii) (A) support and complete the Restructuring Transactions set forth in this Agreement; (B) negotiate in good faith all Restructuring Documents that are subject to negotiation as of the Agreement Effective Date; (C) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions; (D) make commercially reasonable efforts to obtain required regulatory and/or third-party approvals for the Restructuring Transactions, if any; (E) complete the Restructuring Transactions in a timely and expeditious manner, and as otherwise required by this Agreement and the Restructuring Documents; (F) not undertake any actions inconsistent with the Restructuring Transactions or the adoption and implementation of the Approved Plan and confirmation thereof and not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the approval of the Disclosure Statement, the solicitation of votes on the Approved Plan, and the confirmation and consummation of the Approved Plan and the Restructuring Transactions, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements or commence or continue negotiations with any party in interest in these Chapter 11 Cases relating to any Alternative Transaction or chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) or otherwise supporting, pursuing, or otherwise facilitating the consummation of an Alternative Transaction; (G) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring Transactions; and (H) use commercially reasonable efforts to support and obtain Bankruptcy Court approval of the release, exculpation, and indemnification provisions set forth in the Restructuring Documents;

(iv) do all things reasonably necessary and appropriate in furtherance of confirming the Approved Plan and consummating the Restructuring Transactions in accordance with, and within the time frames contemplated by, this Agreement;

(v) at least three (3) business days (or such shorter review period as necessary in light of exigent circumstances) prior to the date when the Debtors intend to file, provide draft copies of all motions and proposed orders unrelated to the Restructuring Documents to K&E, Milbank, Jones Day, Gibson, and R&G, as applicable, that any Debtor intends to file with the Bankruptcy Court and, at least five (5) business days prior to the date when the applicable Debtor intends to file, provide draft copies of any Restructuring Documents and related motions, the Confirmation Order, any supplements to the Approved Plan, and any amended versions of the Approved Plan or Disclosure Statement to K&E, Milbank, Jones Day, Gibson, and R&G. The Debtors shall consult in good faith with K&E, Milbank, Jones Day, Gibson, and R&G regarding the form and substance of all such proposed filings with the Bankruptcy Court; provided, that the consent requirements set forth in this Agreement or Approved Plan shall apply with respect to any motions, declarations, proposed orders or other filings with the Bankruptcy Court that constitute Restructuring Documents;

(vi) timely object to any motion filed with the Bankruptcy Court by a party other than the Plan Sponsors or Honeywell seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;

(vii) timely oppose any objections filed with the Bankruptcy Court to (A) the Disclosure Statement, (B) the Approved Plan, or (C) confirmation of the Approved Plan;

(viii) timely object to any motion filed with the Bankruptcy Court by a party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(ix) comply in all material respects with applicable laws (including making or seeking to obtain all required material consents and/or appropriate filings or registrations with, notifications to, or authorizations, consents or approvals of any regulatory or governmental authority, and paying all material taxes as they become due and payable except to the extent nonpayment thereof is permitted by the Bankruptcy Code);

(x) maintain the good standing (or equivalent status under the laws of its incorporation or organization) under the laws of the state or other jurisdiction in which each of the Debtors are incorporated or organized;

(xi)(A) operate the business of each of the Debtors in the ordinary course and consistent with past practice and in a manner that is consistent with this Agreement and the business plan of the Debtors and confer with the Commitment Parties and their respective representatives, as reasonably requested, on operational matters and the general status of ongoing operations, and (B) provide the Commitment Parties with any information reasonably requested regarding the Debtors and reasonable access to management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs. Notwithstanding the generality of the foregoing, the Debtors shall, except as expressly contemplated by this Agreement or with the prior written consent of Honeywell and the Plan Sponsors, and, subject to applicable bankruptcy law, use commercially reasonable efforts consistent with the Restructuring Transactions to (1) maintain their physical assets, properties and facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (2) perform all obligations required to be performed by the Debtors under any executory contracts or unexpired leases that have not been rejected by order of the Bankruptcy Court, (3) maintain their books and records on a basis consistent with prior practice, (4) bill for products sold or services rendered and pay accounts payable in a manner generally consistent with past practice, but taking into account the Restructuring Transactions, (5) maintain all insurance policies, or suitable replacements therefor, in full force and effect through the close of business on the Effective Date, (6) neither encumber nor enter into any material new leases, licenses or other use or occupancy agreements for real property or any part thereof, and (7) not enter into, adopt or amend any employment agreements, executive or insider employment agreements or any executive or insider management compensation, severance or incentive plans, including any equity arrangements, or increase in any manner the compensation or benefits (including severance), in each case, of any insider of the Debtors, except as contemplated by the Approved Plan;

(xii) to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement or the Approved Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in consultation with the Commitment Parties; provided, however, that the economic outcome for the Commitment Parties, the anticipated timing of confirmation and the Effective Date, and other material terms as contemplated in this Agreement and in the Approved Plan must be preserved;

(xiii) shall promptly notify (but in any event within three (3) business days) the Commitment Parties in writing between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge and which such occurrence or failure would likely cause (1) any representation of the Debtors contained in this Agreement to be untrue or inaccurate in any material respect, (2) any covenant of the Debtors contained in this Agreement not to be satisfied in any material respect, or (3) any condition precedent contained in the Approved Plan or this Agreement not to occur or become impossible to satisfy, (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions, (C) receipt of any written notice from any governmental body in connection with this Agreement or the Restructuring Transactions, (D) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Debtors, threatened against the Debtors, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions, and (E) any failure of the Debtors to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(xiv) shall promptly notify (but in any event within three (3) business days) the Commitment Parties in writing of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(xv) cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry;

(xvi) comply in all material respects with the terms and conditions of the DIP Facility or any debtor-in-possession financing that remains outstanding with

(xvii) respect to the Debtors, as applicable;

(xviii) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Restructuring Documents in a manner that is materially inconsistent with this Agreement;

(xix) not file any pleading materially inconsistent with the Restructuring Transactions or the terms of this Agreement or the Approved Plan;

(xx) not seek, solicit, or support any Alternative Transaction, except with the prior written consent of Honeywell and the Plan Sponsors; and

(xxi) shall promptly notify (but in any event within two (2) business days) the Commitment Parties in writing of any bona fide, written or oral proposals, offers, or expressions of interest received after the date of this Agreement by any of the Debtors, any of their subsidiaries or any of their respective representatives, relating to any Alternate Transaction, which such notice shall include a copy thereof, if an oral proposal, offer, or expression of interest, a written summary thereof, in each case, indicating the identity of such person and the material terms of such proposal, offer, or expression of interest for an Alternate Transaction. The Debtors shall keep the Commitment Parties informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations.

Section 6. Transfer of Claims and Interests.

(a) During the Effective Period, no Commitment Party, as applicable, shall sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any beneficial ownership4) in any Debtor Claims/Interests in whole or in part (each, a “Transfer”) to any party, unless, solely with respect to Debtor Claims, it satisfies all of the following requirements (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):

(i) the intended transferee (x) is another Commitment Party, (y) as of the date of such Transfer, the Commitment Party controls, is controlled by or is under common control with such Commitment Party, an affiliate, affiliated fund or affiliated entity with a common investment advisor, or (z) executes a transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) prior to or concurrently with the closing of such Transfer; and

(ii) notice of any Transfer, including the amount transferred and, in the case of (i)(z) above, the fully executed Transfer Agreement, shall be provided on a confidential and “professional eyes only” basis to K&E, Milbank, Jones Day, S&C, Gibson, and R&G within three (3) business days following the closing of such Transfer.

(b) Upon satisfaction of the requirements in Section 6(a), (i) the Permitted Transferee shall be deemed to be a Commitment Party hereunder, and, for the avoidance of doubt, a Permitted Transferee is bound as a Party under this Agreement with respect to any and all claims against, or interests in, any of the Debtors, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee, and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

(c) Notwithstanding Section 6(a), a Qualified Marketmaker5 that acquires any Debtor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Debtor Claims, shall not be required to execute and deliver to any of K&E, Milbank, Jones Day, S&C, Gibson, or R&G a Transfer Agreement in respect of such Debtor Claims if (A) such

[4]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Debtor Claims/Interests or the right to acquire such claims or interests.

[5]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against or interests in the Debtors (or enter with customers into long and short positions in claims against or interests in the Debtors), in its capacity as a dealer or market maker in claims against or interests in the Debtors and (b) is, in fact, regularly in the business of making a market in claims against or interests in issuers or borrowers (including equity or debt securities or other debt).

Qualified Marketmaker intends to subsequently transfer such Debtor Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund or affiliated entity with a common investment advisor, (B) the transferee otherwise is a Permitted Transferee and (C) the Transfer otherwise is a Permitted Transfer. To the extent that a Commitment Party is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in the Debtor Claims that such Commitment Party acquires in its capacity as a Qualified Marketmaker from a holder of the Debtor Claims who is not a Commitment Party without regard to the requirements set forth in Section 6(a) hereof.

(d) This Agreement shall in no way be construed to preclude the Commitment Parties from acquiring additional Debtor Claims/Interests; provided, however, that (i) any Commitment Party that acquires additional Debtor Claims, as applicable, after the Agreement Effective Date shall notify K&E, Milbank, Jones Day, S&C, Gibson, and R&G of such acquisition, within five (5) business days following such acquisition, including the amount of such acquisition on a confidential and “professional eyes only” basis, which notice may be deemed to be provided by the filing of a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedure, including revised holdings information for such Commitment Party and (ii) such additional Debtor Claims/Interests shall automatically and immediately upon acquisition by a Commitment Party, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the respective counsels to the Commitment Parties).

(e) In addition, other than pursuant to a Permitted Transfer, any holder of Debtor Claims/Interests shall become a Party, and become obligated as a Commitment Party, solely to the extent (i) the ascension of such holder to this Agreement is consented to in writing (with email being sufficient) by Honeywell, the Plan Sponsors, and the Requisite Additional Investors (which consent of any of the foregoing shall not be unreasonably withheld, conditioned, or delayed) and (ii) (x) such holder executes a joinder agreement in the form attached hereto as Exhibit C (a “Joinder Agreement”), and shall be deemed a Commitment Party hereunder and (y) such joinder is delivered on a confidential and “professional eyes only” basis to K&E, Milbank, Jones Day, S&C, Gibson, and R&G within three (3) business days following the execution thereof.

(f) Notwithstanding anything to the contrary herein, no Commitment Party shall sell, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any Beneficial Ownership) in any Debtor Interests, in whole or in part, until (i) the Effective Period has terminated and (ii) such Commitment Party has filed an amendment to its Schedule 13D with respect to Garrett disclosing such termination.

(g) Any Transfer made in violation of this Section 6 shall be void ab initio. Each other Commitment Party shall have the right to enforce the voiding of such Transfer. Any Commitment Party that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(h) Notwithstanding anything to the contrary in this Section 6, the restrictions on Transfer set forth in this Section 6 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker dealer or prime broker holding such claims and interests in custody or prime brokerage in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable. For the avoidance of doubt, a bank, broker-dealer or prime broker holding custody of the claims and interests shall not be subject to the terms of this Agreement solely when acting in such capacity.

Section 7. Representations and Warranties.

7.01. Representations and Warranties. Each Commitment Party represents and warrants, severally, and not jointly, and, upon the Debtors becoming a Party, the Debtors also represent and warrant, to each other Party, as of the date hereof (or as of the date a Permitted Transferee or Debtor becomes a Party) that:

(a) other than the Plan Sponsors and the Debtors, it is the beneficial owner of the amount of the Debtor Claims/Interests identified below its name on its signature page hereof and in the amounts set forth therein, or is the nominee, investment manager, adviser, or sub-adviser for beneficial holders of the Debtor Claims/Interests, as reflected in such Commitment Party’s signature block to this Agreement (such Debtor Claims/Interests, the “Owned Debtor Claims”);

(b) other than the Plan Sponsors and the Debtors, it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims;

(c) other than the Plan Sponsors and the Debtors, the Owned Debtor Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Commitment Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) other than the Plan Sponsors, Honeywell, and the Debtors, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) non-U.S. person as defined in Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Commitment Party in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(e) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement;

(f) it is validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(g) except as expressly provided in this Agreement, the Approved Plan, the Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement;

(h) except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(i) except as expressly set forth herein (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body;

(j) no Party is party to any contract, agreement, commitment, understanding or other obligation (written or oral) with any other person or entity which is in effect with respect to any proposal inconsistent with the Restructuring Transactions, or with respect to an Alternative Transaction; and

(k) the execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; or (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries.

Section 8. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.

Section 9. Termination Events.

9.01. Commitment Party Termination Events. This Agreement may be terminated (a) with respect to Honeywell, by Honeywell, (b) with respect to Oaktree, by Oaktree, (c) with respect to Centerbridge, by Centerbridge, (d) with respect to the Additional Investors, by Additional Investors holding at least 60% of the commitments to purchase Convertible Series A Preferred Stock held by such Additional Investors, (e) with respect to the Consenting Noteholders, by the Requisite Consenting Noteholders, (f) with respect to the Consenting Lenders, by the Requisite Consenting Lenders, and (g) with respect to the Consenting Equityholders, by the Requisite Consenting Equityholders, in each case, by the delivery to the Debtors and the other Commitment Parties of a written notice (email being sufficient) in accordance with Section 11.10 hereof upon the occurrence of the following events:

(a) upon the failure to meet the Milestone set forth in Section 4(a) (for the avoidance of doubt, the failure to satisfy any Milestone set forth in Section 4(b) shall not give rise to a termination event under this Agreement);

(b) the breach in any material respect by any Party of any of the representations, warranties, covenants, obligations or commitments set forth in this Agreement, or the failure of any Party to act in a manner materially consistent with this Agreement, which breach or failure to act (i) would materially and adversely impede or interfere with the overall acceptance, implementation or consummation of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the Term Sheet) and (ii) is uncured for a period of three (3) business days after the receipt of written notice in accordance with Section 11.10 of such breach from any non-breaching Party, other than with respect to any breach that is uncurable, for which no notice or cure period shall be required or apply (it being understood and agreed that any actions required to be taken by such Parties that are included in the Approved Plan or the Term Sheet but not in this Agreement are to be considered “covenants” of such Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Approved Plan or the Term Sheet to be re-copied in this Agreement).

(c) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order that, in each case, would have an adverse effect on a material provision of this Agreement or a material portion of the Restructuring Transactions or the Approved Plan or a material adverse effect on the Debtors’ businesses, unless the Debtors or any of the Commitment Parties have sought a stay of such injunction, judgment, decree, charge, ruling, or order within fifteen (15) business days after the date of such issuance, and such injunction, judgment, decree, charge, ruling, or order is reversed or vacated within twenty (20) business days after the date of such issuance;

(d) an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code, a trustee, or a receiver shall have been appointed in the Chapter 11 Cases unless waived by all parties entitled to waive such event of default;

(e) the (i) conversion of one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code or (ii) dismissal of one or more of the Chapter 11 Cases of the Debtors, unless such conversion or dismissal, as applicable, is made with the prior written consent of Honeywell and the Plan Sponsors;

(f) any of the Restructuring Documents after completion, (i) contain terms, conditions, representations, warranties or covenants that are materially inconsistent with the terms of this Agreement, (ii) shall have been materially and adversely amended or modified with respect to the terminating Party or (iii) shall have been withdrawn, in each case, without the consent of the applicable Party in accordance with its approval rights under this Agreement (including the Term Sheet), and in the case of a Restructuring Document that is also an order, including the Confirmation Order, such order shall have been materially stayed, reversed, vacated or adversely modified, without the prior written consent of the Plan Sponsors and Honeywell, solely to the extent the Additional Investors are adversely affected, the Requisite Additional Investors, and solely to the extent the economic treatment of the Prepetition Lenders, the Senior Noteholders, or the Consenting Equityholders is adversely affected, the Requisite Consenting Lenders, the Requisite Consenting Noteholders, or the Requisite Consenting Equityholders, respectively, unless the Debtors have sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(g) the Approved Plan or Disclosure Statement is amended or modified in any manner that is materially adverse to the Commitment Party seeking termination pursuant to this provision;

(h) any of the Parties directly or indirectly propose, support, assist, solicit or file a pleading seeking approval of any Alternative Transaction (or any approval of any sales, voting or other procedures in connection with an Alternative Transaction) without the prior written consent of Honeywell and the Plan Sponsors that results in a material adverse effect for the consummation of the Restructuring Transactions;

(i) if the Debtors are a Party, any Debtor files any motion or application seeking authority to sell all or a material portion of its assets or equity interests without the prior written consent of Honeywell and the Plan Sponsors;

(j) if the Debtors are a Party, any Debtor files any motion seeking authority to enter into postpetition secured financing, without the prior written consent of Honeywell and the Plan Sponsors;

(k) the Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing any claim, lien or interest held by the Commitment Parties, unless any Party sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(l) if the Debtors are a Party and solely to the extent applicable, the occurrence of an event of default under the DIP Facility or any debtor-in-possession financing that remains outstanding with respect to the Debtors, unless waived by all parties entitled to waive such event of default;

(m) solely with respect to the Additional Investors (upon the exercise by the Requisite Additional Investors of the termination right set forth in this clause (m)), if on or after the 91st day following execution of this Agreement (i) an Approved Plan is not filed with the Bankruptcy Court and (ii) the Bankruptcy Court has entered an order approving bidding procedures in connection with any potential sale of the Debtors’ assets;

(n) the Effective Date has not occurred by March 20, 2021;

(o) if Honeywell, either Plan Sponsor, or the Requisite Additional Investors reasonably determine, in good faith, after consulting with and upon the advice of external counsel, and after consultation with the advisors to Honeywell, the Plan Sponsors, and the Additional Investors, that (i) the implementation or consummation of the Restructuring Transactions is no longer practicable, and (ii) there are no reasonable alternatives available to address the legal, structural, or other impediments preventing the implementation or consummation of the Restructuring Transactions that do not materially and adversely affect the economic treatment of such terminating Party under this Agreement; or

(p) if the Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions, unless the Debtors or the Commitment Parties have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance.

9.02. Debtor Termination Events. Any Debtor may terminate this Agreement as to itself only upon prior written notice to all parties in accordance with Section 11.10 hereof upon the occurrence of any of the following events:

(a) The breach in any material respect by one or more of the Commitment Parties of any of the undertakings, representations, warranties or covenants of the Commitment Parties set forth herein, which breach or failure to act (i) would materially and adversely impede or interfere with the implementation or consummation of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the Term Sheet) and (ii) is uncured for a period of ten (10) business days after the receipt of written notice in accordance with Section 11.10 of such breach from any non-breaching Party, other than with respect to any breach that is uncurable, for which no notice or cure period shall be required or apply (it being understood and agreed that any actions required to be taken by such Parties that are included in the Approved Plan or the Term Sheet but not in this Agreement are to be considered “covenants” of such Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Approved Plan or the Term Sheet to be restated in this Agreement);

(b) The board of directors, board of managers, or such similar governing body of any Debtor reasonably determines in good faith after consultation with outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Debtors provide notice of such determination to the Commitment Parties within three (3) business days prior to the date of such termination; Agreement;

(c) The Requisite Commitment Parties give a notice of termination of this

(d) On the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Approved Plan or declining to approve the Disclosure Statement (in each case, unless caused by a default by any Debtor of its obligations hereunder, in which event the Debtors shall not have the right to terminate under this subsection); provided, that the Debtors shall not have the right to terminate this Agreement pursuant to this Section 9.02(d) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Approved Plan subject only to the making of ministerial or administrative modifications to the Approved Plan or Disclosure Statement; and

(e) The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transactions, which ruling, judgment or order has not been stayed, reversed or vacated within twenty (20) business days after such issuance.

9.03. Restructuring Document Termination Event. If any Party files a pleading seeking authority to amend, modify, or withdraw any of the Restructuring Documents (the “Filing Party”) without the prior written consent of the Plan Sponsors and Honeywell, solely to the extent the Additional Investors are adversely affected, the Requisite Additional Investors, and solely to the extent the economic treatment of the Prepetition Lenders, the Senior Noteholders, or the Consenting Equityholders is adversely affected, Requisite Consenting Lenders, the Requisite Consenting Noteholders, or the Requisite Consenting Equityholders, respectively, such Parties, as applicable, may, upon notice to the Filing Party, terminate the Filing Party’s rights and obligations under this Agreement, provided that the Filing Party shall have three (3) business days following such notice to withdraw such pleading.

9.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among the Debtors and the Requisite Commitment Parties.

9.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice on the Effective Date.

9.06. Effect of Termination.

(a) No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement is effective shall be referred to as a “Termination Date.”

(b) Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all claims or causes of action; provided that such termination shall not relieve any such Party from any liability arising prior to termination. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Commitment Party withdrawing or changing its vote pursuant to this Section 9.06(b) shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Debtor or any of the Commitment Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Commitment Party and (b) any right of any Commitment Party, or the ability of any Commitment Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Commitment Party. No purported termination of this Agreement shall be effective under this Section 9.06(b) or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 9.02(b) or Section 9.02(e).

9.07. Automatic Stay. The Debtors acknowledge that the giving of notice of termination by any Party pursuant to this Agreement nor compliance with any provision hereto shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement. Notwithstanding anything to the contrary herein, unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any termination event in this Section 9 requiring notice to be provided to the Debtors shall result in an automatic termination of this Agreement without providing such notice, to the extent any Commitment Party would otherwise have the ability to terminate this Agreement in accordance with Section 9, three (3) business days following such occurrence unless waived in writing (email being sufficient) by Honeywell and the Plan Sponsors.

Section 10. Amendments.

(a) This Agreement, including the Term Sheet, may not be modified, amended, or supplemented in any manner except as consented to (in writing, with email being sufficient) signed by (i) the Debtors, the Plan Sponsors, and Honeywell, (ii) solely to the extent such modification, amendment, or supplement adversely affects the Additional Investors, the Requisite Additional Investors, (iii) solely to the extent such modification, amendment, or supplement adversely affects the economic treatment of the Prepetition Lenders, the Requisite Consenting Lenders, (iv) solely to the extent such modification, amendment, or supplement adversely affects the economic treatment of the Senior Noteholders, the Requisite Consenting Noteholders, and (v) solely to the extent such modification, amendment, or supplement adversely affects the economic treatment of the Consenting Equityholders, the Requisite Consenting Equityholders.

Section 11. Miscellaneous.

11.01. Fees and Expenses. The Debtors shall promptly pay or reimburse when due, and the Approved Plan shall provide for the payment in full in cash of, all reasonable and documented fees and expenses of the following (regardless of when such fees are or were incurred): (a) Milbank, as legal counsel to the Plan Sponsors, and Houlihan Lokey, Inc., as financial advisor to the Plan Sponsors, (b) K&E, as legal counsel to Honeywell, and TRS Advisors LLC and Centerview Partners LLC as financial advisors to Honeywell, (c) Jones Day, as legal counsel to each Additional Investor, and Rothschild & Co. as financial advisor to each Additional Investor, and (d) Fried, Frank, Harris, Shriver & Jacobson LLP, as legal counsel to The Baupost Group, LLC, and Ducera Partners LLC, as financial advisor to The Baupost Group, LLC.

11.02. Confidentiality. No Party may disclose or share this Agreement or any information related to the holdings amounts or participation of any other Parties, except as may be required under applicable law, any enforceable order of any court or administrative authority with jurisdiction over the applicable disclosing Party, or applicable regulations or stock exchange rules, as reasonably determined by the applicable disclosing Party upon consultation with counsel (including in-house counsel); provided, further, that copies of this Agreement with such holdings amounts redacted may be shared for purposes of executing a Joinder Agreement or for purposes of the Debtors obtaining Bankruptcy Court approval of this Agreement.

11.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court in connection with the Approved Plan, from time to time, to effectuate the Restructuring Transactions, as applicable.

11.04. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

11.05. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

11.06. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in (i) to the extent that the Debtors execute this Agreement, the Bankruptcy Court (or court of proper appellate jurisdiction) or (ii) to the extent that the Debtors do not execute this Agreement or the Bankruptcy Court does not possess or declines to exercise jurisdiction, any federal or state court in the Borough of Manhattan, the City of New York (the applicable court(s) prescribed by the immediately preceding clauses (i) and (ii), “Chosen Court”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto or constitutional authority to finally adjudicate the matter.

11.07. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.08. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.09. Rules of Construction. Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include votes or voting on a chapter 11 plan under the Bankruptcy Code. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section or exhibit, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, and any requirement that any notice, consent or other information shall be provided “in writing” shall include email. Any reference to “business day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday and any other reference to day means a calendar day.

11.10. Interpretation; Representation by Counsel. This Agreement is the product of negotiations among the Debtors and the Commitment Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Debtors and the Commitment Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any law, regulation, holding or rule of construction (i) providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document or (ii) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

11.11. Successors and Assigns; No Third Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

11.12. Notices. All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to the Debtors, to the electronic mail addresses set forth below such Party’s signature, as the case may be, with copies to:

Garrett Motion Inc.

47548 Halyard Drive

Plymouth, MI 48170

Attention: Jerome Maironi

Email: jerome.mairone@garrettmotion.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP (as counsel to the Debtors)

125 Broad Street

New York, NY 10004-2498

Attention: Andrew G. Dietderich

                 Evan S. Simpson

Email: dietdericha@sullcrom.com; simpsone@sullcrom.com

(b) if to Honeywell, to the electronic mail addresses set forth below such Party’s signature (or as directed by any Permitted Transferee thereof), as the case may be, with copies to:

Honeywell International Inc.

300 South Tryon Street, Suite 600

Charlotte, North Carolina 28202

Attention: Anne Madden, SVP and General Counsel

Email: anne.madden@honeywell.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Nicole L. Greenblatt, P.C.

                 Mark McKane, P.C.

                 Anthony R. Grossi

Email address: Nicole.greenblatt@kirkland.com;

mark.mckane@kirkland.com; anthony.grossi@kirkland.com;

(c) if to a Plan Sponsor, to the electronic mail addresses set forth below such Party’s signature (or as directed by any Permitted Transferee thereof), as the case may be, with copies to:

Milbank LLP

Attn: Dennis F. Dunne, Andrew M. Leblanc, and

Andrew C. Harmeyer

55 Hudson Yards

New York, NY 10003

Tel: (212) 530-5000

Fax: (212) 530-5219

Email: ddunne@milbank.com

            aleblanc@milbank.com

            aharmeyer@milbank.com

(d) if to an Additional Investor, to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention: Anna Kordas

E-mail address: akordas@jonesday.com

-and-

Jones Day

555 S. Flower St.

50th Floor

Los Angeles, CA 90071

Attention: Bruce Bennett

                  Joshua M. Mester

                  James O. Johnston

E-mail address: bbennett@jonesday.com; jmester@jonesday.com;

jjohnston@jonesday.com

(e) if to the Consenting Lenders, to:

Gibson, Dunn & Crutcher

200 Park Avenue

New York, NY 10166

Attention: Scott J. Greenberg, Esq.

Email: sgreenberg@gibsondunn.com

(f) if to the Consenting Noteholders, to:

Ropes & Gray

1211 Avenue of the Americas

New York, New York 10036-8704

Telephone: (212) 596-9000

Attention: Mark I. Bane

                 Matthew M. Roose

                 Daniel G. Egan

Email: mark.bane@ropesgray.com;

matthew.roose@ropesgray.com; daniel.egan@ropesgray.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

11.13. Survival. Notwithstanding the termination of this Agreement pursuant to Section 9, the agreements and obligations of the Parties in this Section 11.13 and Sections 6(f), 9.06, 10, 11.02, 11.04, 11.06, 11.07, 11.08, 11.09, 11.10, 11.12, 11.13, 11.14, 11.15, 11.16, 11.17, 11.18, 11.19, and 11.20 shall survive any such termination.

11.14. Independent Analysis. Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent assessment of documents and information available to it, as it has deemed appropriate.

11.15. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions or the payment of damages to which a Party may be entitled under this Agreement.

11.16. Relationship Among Parties. Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Parties under this Agreement shall be several, not joint, (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (iv) the Parties hereto acknowledge that this agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Debtors and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (v) none of the Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, including as a result of this Agreement or the transactions contemplated herein or in the Term Sheet; and (vi) no action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as such a “group.”

11.17. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

11.18. Several, Not Joint and Several, Obligations. Except as otherwise expressly set forth herein, the agreements, representations, warranties, liabilities and obligations of the Parties under this Agreement are, in all respects, several and not joint and several.

11.19. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.20. Reporting of Debtor Claims. The Parties agree and acknowledge that the reported amount of the Debtor Claims reflected in each Commitment Party signature block does not necessarily reflect the full amount of such Commitment Party Debtor Claims (including, without limitation, principal, accrued and unpaid interest, makewhole, fees and expenses) and any disclosure made on any Commitment Party signature block shall be without prejudice to any subsequent assertion by or on behalf of such Commitment Party of the full amount of its Debtor Claims.

11.21. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

11.22. Claim Resolution Matters. Prior to the Effective Date, the Debtors shall not enter into any agreements with holders of claims (as defined in the Bankruptcy Code) other than as contemplated in this Agreement, relating to the allowance, estimation, validity, extent, or priority of such claims, or the treatment and classification of such claims under the Approved Plan without the prior written consent of Honeywell and the Plan Sponsors, except with respect to (a) claims which the Debtors are authorized to resolve or pay pursuant to any applicable first day orders or (b) claims as otherwise contemplated herein.

11.23. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

DEBTORS[1]

Garrett Motion Inc.

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[1]	Debtor signature pages to be signed if the Debtors become Parties.

HONEYWELL

Honeywell International Inc.

By:	/s/ Anne Madden
Name: Anne Madden
Title: SVP and General Counsel

PLAN SPONSORS

CENTERBRIDGE PARTNERS, L.P.

By:	/s/ Vivek Melwani
Name: Vivek Melwani
Title: Senior Managing Director

PLAN SPONSORS

OAKTREE OPPORTUNITIES FUND XI HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

Oaktree Value Opportunities Fund Holdings, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Steven Tesoriere
Name:	Steven Tesoriere
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

Oaktree Phoenix Investment Fund, L.P.

By:	Oaktree Phoenix Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Phoenix Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Steve Tesoriere
Name:	Steven Tesoriere
Title:	Managing Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

ADDITIONAL INVESTORS

By:	/s/ F.S. Andreae

Attestor Value Master Fund LP acting by Attestor Limited

Name: F.S. Andreae
Title: Authorized Attorney

Number of Equity Interests:
2,661,970

Any other Debtor Claims:
Type:
$

Type:
$

Notice Address:
c/o Attestor Limited
Attn. F.S. Andreae and Operations 7 Seymour Street
London W1H 7JW

Attention: F.S. Andreae and Operations
Email:
friedrich.andreae@attestorcapital.com ops@attestorcapital.com

ADDITIONAL INVESTORS

The Baupost Group, L.L.C.
Acting on behalf of certain managed funds

By:	/s/ Joshua Greenhill
Name: Joshua Greenhill
Title: Partner

Number of Equity Interests:

3,575,000 shares

Any other Debtor Claims: N/A
Type:
$ N/A

Type: N/A
$ N/A

Notice Address:

10 St. James Avenue, Suite 1700
Boston, MA 02116
Attention: Legal Department
Email: legal@baupost.com

ADDITIONAL INVESTORS

Cyrus Capital Partners, L.P., in its capacity as investment manager to and on behalf of the following managed funds and accounts: Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd., CRS Master Fund, L.P., Crescent 1, L.P., Canary SC Master Fund, L.P., Cyrus 1740 Master Fund, L.P. Cyrus Select Opportunities Master Fund II, L.P., PC Investors III LLC and Peterson Capital Investors LLC

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

Number of Equity Interests:

10,220,254

Any other Debtor Claims:
Type:

$7,000,000 - Term Loan B

$15,379,000 – 5.125% Notes

Notice Address:

Cyrus Capital Partners, L.P.
65 East 55th Street, 35th Floor
New York, NY 10022
Attention: Operations Department & General Counsel
Email: Ops@cyruscapital.com / jpulick@cyruscapital.com

ADDITIONAL INVESTORS

Keyframe Capital Partners, L.P., in its capacity as investment manager to and on behalf of the following managed funds:
Keyframe Fund I, L.P., Keyframe Fund II, L.P., Keyframe Fund III, L.P. and Keyframe Fund IV, L.P.

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

Number of Equity Interests:

1,506,050

Any other Debtor Claims:
Type:

$6,621,000 – 5.125% Notes

Notice Address:

Cyrus Capital Partners, L.P.
65 East 55th Street, 35th Floor
New York, NY 10022
Attention: John Rapaport
Email: jr@keyframecapital.com

ADDITIONAL INVESTORS

FIN Capital Partners LP
By:	Finn Management GP LLC, its general partner

By:	/s/ Brian Finn
Name: Brian Finn
Title: Manager

Number of Equity Interests:
369,861

Any other Debtor Claims:
Type:
$_________________

Type:
$_________________

Notice Address:
336 West 37th Street, Suite 200
New York, NY 10018

Attention: Brian Finn
Email: brian.finn@fincap.us

ADDITIONAL INVESTORS

By:	/s/ David Bradley
Name: David Bradley
Title: COO/CFO/CCO

Number of Equity Interests:

1,796,437 shares

Any other Debtor Claims:
Type:
$ NONE

Type:
$ NONE

Notice Address:

Hawk Ridge Capital Management LP 12121 Wilshire Blvd Ste 900
Los Angeles, CA 90025
Attention: David Bradley
Email: Compliance@hawkridgellc.com

ADDITIONAL INVESTORS

By:	/s/ Irvin Schlussel
Name: Irvin Schlussel
Title: Managing Director of IngleSea Capital as

Advisor to Zoe Partners LP

Number of Equity Interests:

300,000 shares

Any other Debtor Claims:
Type:
$_2.185M Face of the 5.125% Notes

Type:

$_________________

Notice Address:

267 5th Avenue
Suite #800
NY, NY 10016
Attention: Irvin Schlussel
Email: irv@ingleseacap.com

ADDITIONAL INVESTORS

Newtyn Management, LLC on behalf of its advisee funds

By:	/s/ Noah G Levy
Name: Noah G Levy
Title: Managing Member

Number of Equity Interests:

1,655,000 shares

Any other Debtor Claims:
Type:
$

Type:
$

Notice Address:

Newtyn Management, LLC 60 East 42nd Street, 9th Floor
New York, NY 10165
Attention: Eugene Dozortsev
Email: edozortsev@newtyn.com

ADDITIONAL INVESTORS

By:	/s/ Jae Hong
Name: Jae Hong
Title: President and COO

Number of Equity Interests: 6,912,204

Any other Debtor Claims: Type:
$

Type:
$

Notice Address:

Sessa Capital (Master), L.P.
888 Seventh Avenue 30th Floor
New York NY 10019
Attention: Jae Hong
E mail: Jae.Hong@sessacapital.com

ADDITIONAL INVESTORS

WHITEBOX MULTI-STRATEGY PARTNERS, L.P. By: Whitebox Advisors LLC its investment manager

By:	/s/ Luke Harris
Name: Luke Harris

Title: General Counsel – Corporate, Transactions & Litigation

Number of Equity Interests:

$750,000

Any other Debtor Claims:
Type:
$ N/A

Type:
$ N/A

Notice Address:

3033 Excelsior Blvd., Suite 500
Minneapolis, MN 55416
Attention: Scott Specken
Email: SSpecken@whiteboxadvisors.com

CONSENTING EQUITYHOLDERS

By:
Name: [•]
Title: [•]

Number of Shares of Garrett Common Stock:

Any other Debtor Claims:
Type:
$_________________

Type:
$_________________

Notice Address:

Attention:
Email:

[PREPETITION LENDERS]

By:
Name: [•]
Title: [•]

Aggregate Principal Amount of Claims:
$_________________

Any other Debtor Claims:

Type:

$_________________

Type:

$_________________

Notice Address:

Attention:
Email:

[SENIOR NOTEHOLDER]

By:
Name: [•]
Title: [•]

Aggregate Principal Amount of Senior Notes:

$_________________

Any other Debtor Claims:

Type:
$_________________

Type:

$_________________

Notice Address:

Attention:
Email:

EXHIBIT A

TERM SHEET

IN RE: GARRETT MOTION INC., et al.

Restructuring Term Sheet

This term sheet (the “Term Sheet”) sets forth a summary of the principal terms of the Approved Plan (hereinafter, the “Plan”).1 The transactions contemplated in this Term Sheet are subject in all respects to the negotiation, execution, and delivery of definitive documentation.

Until publicly disclosed with the prior written consent of Honeywell and the Plan Sponsors, this Term Sheet and the information contained herein is strictly confidential and may not be shared with any person other than in accordance with section 11.02 of the Coordination Agreement; provided that Honeywell and the Plan Sponsors, with the consent of the Requisite Additional Investors (which may not be unreasonably withheld, conditioned, or delayed), may mutually agree to submit this Term Sheet and corresponding Plan as a joint bid in connection with the Debtors’ sale process and/or otherwise propose this Term Sheet and corresponding Plan to the Debtors.

THE COORDINATION AGREEMENT AND THIS TERM SHEET ARE BEING ENTERED INTO IN ANTICIPATION OF SUBMITTING AN ALTERNATIVE PLAN PROPOSAL FOR A PLAN OF REORGANIZATION TO THE DEBTORS. THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL TRANSACTIONS REFERENCED HEREIN AND THE ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATE OR FEDERAL RULES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS. THIS TERM SHEET INCORPORATES THE RULES OF CONSTRUCTION SET FORTH IN SECTION 102 OF THE BANKRUPTCY CODE. NOTHING IN THIS TERM SHEET SHALL BE DEEMED AN ADMISSION OF FACT OR LIABILITY BY ANY OF THE PARTIES.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Initial Parties to Term Sheet	(a) Honeywell; (b) Oaktree; and (c) Centerbridge.

DIP Facility	The Plan Sponsors shall offer to provide a DIP Facility in a principal amount of up to $250 million, on terms set forth in a new DIP Credit Agreement and DIP Documents, to refinance the debtor in possession financing facility which is currently outstanding with respect to the Debtors.

[1]

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Annex 1 attached hereto or the Coordination Agreement (the “Coordination Agreement”), to which this Term Sheet is attached as Exhibit A.

Convertible Series A Preferred Stock

Reorganized Garrett shall issue shares of Convertible Series A Preferred Stock at a purchase price of up to approximately $1,150 million in the aggregate in cash on the following terms and conditions:

•  Dividend. 12% per annum. Payable in cash or PIK at the option of reorganized Garrett.

•  Conversion. Each holder will have the right to convert its shares of Convertible Series A Preferred Stock into common stock of reorganized Garrett, based on a conversion price of $3.50 per common share. All outstanding Convertible Series A Preferred Stock shall convert into common stock of reorganized Garrett with the approval of holders of a majority of the outstanding shares of Convertible Series A Preferred Stock. The common stock issued upon such conversion shall be registered on a resale registration statement.

•  Ranking. Senior liquidation and distribution rights with respect to all other preferred stock and common stock of reorganized Garrett. For the avoidance of doubt, in a sale, liquidation, or similar event, if not previously converted, the holders of shares of Convertible Series A Preferred Stock shall be entitled to an amount equal to the greater of (i) the liquidation preference of such stock plus an amount equal to all accrued and unpaid dividends thereunder, whether or not previously declared, and (ii) the amount the Convertible Series A Preferred Stock would receive if such shares converted immediately before such event into common stock of reorganized Garrett pursuant to the conversion right specified above. Following the issue date, no preferred shares or equity securities ranking pari passu with or senior to the Convertible Series A Preferred Stock may be issued by the Reorganized Debtors without the consent of (x) holders of a majority of the outstanding shares of Convertible Series A Preferred Stock and (y) holders of the Series B Preferred Stock.

•  Voting. The Convertible Series A Preferred Stock will vote on all matters before holders of common stock in reorganized Garrett as a single class with such holders of common stock on an as-converted basis.

•  Maturity. Perpetual.

•  Liquidation Preference. The Convertible Series A Preferred Stock shall have a liquidation preference equal to $1 per share.

•  Redemption. The Convertible Series A Preferred Stock will not be redeemable by the Reorganized Debtors, except that in connection with a transaction resulting in the transfer to a non-affiliate of (a) 50.01% or more of the total voting power of reorganized Garrett or (b) all or substantially all of the assets of the Reorganized Debtors (a “Change of Control”), reorganized Garrett may redeem any Convertible Series A Preferred Stock

2

not converted into common stock of reorganized Garrett for an amount equal to the liquidation preference plus the amount of any dividends that have accrued and not been paid in cash.

•  Financial Covenant. The Reorganized Debtors will not be able to incur debt that would result in leverage of greater than 3x the Reorganized Debtors’ annual adjusted EBITDA on a consolidated basis, without the approval of holders of a majority of the outstanding shares of Convertible Series A Preferred Stock.

•  New Money Investors. The Plan Sponsors and the Additional Investors shall commit, severally and not jointly, to purchase shares of Convertible Series A Preferred Stock at a purchase price of approximately $1,050 million in the aggregate in cash in accordance with the allocation annex attached hereto as Annex 2.

•  Rights Offering. Further, reorganized Garrett shall conduct a rights offering without registration under the Securities Act of 1933, as amended, in which all holders of common stock of Garrett shall receive subscription rights to purchase (subject to compliance with all applicable securities laws) additional shares of Convertible Series A Preferred Stock at a purchase price of up to $100 million in the aggregate in cash (with such maximum aggregate purchase price calculated as though all subscription rights are exercised).

•  Consent Rights. The Plan Sponsors may not modify any of the foregoing terms or conditions, unless (i) Honeywell and the Requisite Additional Investors consent or (ii) such modification does not adversely affect the economic treatment of Honeywell or adversely affect the Additional Investors as provided herein. The Convertible Series A Preferred Stock and the issuance of such securities shall otherwise be on terms and conditions that are acceptable to the Plan Sponsors with the consent of Honeywell and the Requisite Additional Investors (in each case, which consent shall not be unreasonably withheld, conditioned, or delayed). Following the issue date, any amendment, waiver, or modification of any term or condition of the Convertible Series A Preferred Stock shall require the consent of holders of a majority of the outstanding shares of such stock.

Pro Forma Capital Structure	The Plan shall provide for the recapitalization of the reorganized Debtors (the “Reorganized Debtors”) on the effective date of the Plan (the “Effective Date”).

3

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Unclassified Non-Voting Claims

N/A	Administrative Claims	Except to the extent that a holder of an allowed Administrative Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder thereof shall receive payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

N/A	DIP Facility Claims	In full and final satisfaction, settlement, release, and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, each holder thereof shall receive payment in full in cash.	N/A

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims	Except to the extent that a holder of an allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive, at the option of the Plan Sponsors: (a) payment in full in cash; (b) delivery of the collateral securing its allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) reinstatement of its allowed Other Secured Claim; or (d) such other treatment rendering its allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 2	Other Priority Claims	Except to the extent that a holder of an allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive payment in full in cash or such other treatment rendering its allowed Other Priority Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

4

Class 3	Secured Credit Facility Claims	Except to the extent that a holder of a Secured Credit Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Secured Credit Facility Claim, each holder thereof shall receive payment in full in cash on the Effective Date of all outstanding principal and accrued interest under the Credit Agreement at the contractual non-default rate to the Effective Date.[2]	Unimpaired / Deemed to Accept

Class 4	Senior Notes Claims	Except to the extent that a holder of a Senior Notes Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each holder thereof shall receive: (a) if holders of at least 66 2/3% in amount of all Senior Notes Claims execute the Coordination Agreement, payment in full in cash on the Effective Date of all outstanding principal and accrued interest under the Secured Notes at the contractual non-default rate to the Petition Date; or (b) if holders of at least 66 2/3% in amount of all Senior Notes Claims do not execute the Coordination Agreement, at the option of the Plan Sponsors (i) reinstatement of its Senior Notes Claim or (ii) such other treatment rendering its Senior Notes Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 5	Honeywell Claims	In full and final satisfaction, settlement, release, and discharge of and in exchange for each Claim of Honeywell arising under, derived from, based on, or related to the Indemnification Agreements and the Tax Matters Agreement (collectively, the “Honeywell Claims”), Honeywell shall receive: (a) a payment of $275 million in cash on the Effective Date (the “Initial Cash Payment”); and (b) new Series B Preferred Stock issued by reorganized Garrett (the “Series B Preferred Stock”), which shall provide for payments to Honeywell in the amounts and at the times set forth in the following schedule:	Impaired / Entitled to Vote

Payment Date	Amount
12/31/2023	$100 million
12/31/2024	$100 million

[2]

Such treatment shall constitute “Acceptable Plan” treatment under that certain Restructuring Support Agreement (as may be amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time), effective September 20, 2020, by and among Garrett and certain of its Debtor affiliates, and certain of the Debtors’ prepetition secured lenders.

5

12/31/2025	$100 million
12/31/2026	$100 million
12/31/2027	$100 million
12/31/2028	$100 million
12/31/2029	$100 million
12/31/2030	$100 million
12/31/2031	$100 million
12/31/2032	$100 million
12/31/2033	$100 million
12/31/2034	$75 million

Total	$1,175,000,000

(such payments, the “Amortization”).

The Amortization shall be subject to the following conditions: (i) if the Reorganized Debtors’ annual adjusted EBITDA on a consolidated basis falls below $425 million in any year, such annual Amortization payment for that year shall be deferred and paid in equal installments over the subsequent two years following the payment year of such deferred Amortization payment, in addition to any Amortization payments arising during such following years; (ii) the Amortization shall be callable by reorganized Garrett at any time with a lump sum payment calculated as the present value of the remaining Amortization payments at the time of the exercise of such call option discounted at 7.25% (the “Call Price”); (iii) if the Reorganized Debtors’ adjusted EBITDA on a consolidated basis for the prior twelve months reaches $600 million for two (2) consecutive quarters, Honeywell shall have the right to cause reorganized Garrett to pay all of the remaining Amortization upon written notice to reorganized Garrett at an amount equal to the Call Price (the “Put Option”); and (iv) upon a Change of Control, any remaining payments under the Amortization at the time

6

of such transfer shall become due and payable to Honeywell at the Call Option terms.

Upon the completion of the Amortization payments (including through exercise of the Call Option or Put Option) (the “Repayment Date”), the Series B Preferred Stock shall be cancelled and extinguished. The Series B Preferred Stock shall be non-transferrable, non-voting shares of reorganized Garrett.

Class 6	General Unsecured Claims	Except to the extent that a holder of an allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive, at the option of the Plan Sponsors: (a) reinstatement of such allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in cash on the later of (i) the Effective Date or as soon as reasonably practicable thereafter, or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such allowed General Unsecured Claim; or (c) such other treatment rendering such general unsecured claim unimpaired in accordance with section 1124 of the Bankruptcy Code.[3]	Unimpaired / Deemed to Accept

Class 7	Intercompany Claims	Each allowed Intercompany Claim shall be either reinstated or cancelled, at the option of Honeywell and the Plan Sponsors, and released without any distribution.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

Class 8	Intercompany Interests	Each allowed Intercompany Interest shall be either reinstated or cancelled, at the option of Honeywell and the Plan Sponsors, and released without any distribution.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

Class 9	Section 510(b) Claims	Treatment of Section 510(b) Claims shall be on terms mutually acceptable to Honeywell and the Plan Sponsors.	Impaired / Deemed to reject

[3]	NTD: Treatment of rejection damages claims to be mutually agreed between Honeywell, the Plan Sponsors, and the Requisite Additional Investors.

7

Class 10	Equity Interests in Garrett	Except to the extent that a holder of equity interests in Garrett agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each equity interest in Garrett, each holder thereof shall receive reinstatement of such equity interest in reorganized Garrett.	Unimpaired / Deemed to Accept

GENERAL PROVISIONS REGARDING THE PLAN

Vesting of the Debtors’ Property	The property of the estate of each Debtor shall vest in each respective Reorganized Debtor on and after the Effective Date free and clear (except as provided in the Plan) of liens, Claims, charges, and other encumbrances.

Exemption from SEC Registration

The issuance of Convertible Series A Preferred Stock will be exempt from registration with the U.S. Securities and Exchange Commission (the “SEC”) under section 1145 of the Bankruptcy Code. To the extent section 1145 is unavailable, such securities shall be exempt from SEC registration as a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements.

Garrett shall take such steps as are reasonably necessary to maintain the listing of its common stock on a national exchange.

Releases, Exculpation, and Injunction	The Plan shall contain release, exculpation, and injunction provisions that are mutually acceptable to Honeywell, the Plan Sponsors, and the Requisite Additional Investors.

Termination of Indemnification Agreements and the Tax Matters Agreement	The Indemnification Agreements and the Tax Matters Agreement shall be terminated as of the Effective Date, and the Reorganized Debtors’ obligations to Honeywell following the Effective Date shall be limited to those specified in this Term Sheet.

Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code. No executory contract or unexpired lease shall be assumed or rejected without the written consent of the Plan Sponsors. For the avoidance of doubt, cure costs may be paid in installments following the Effective Date in a manner consistent with the Bankruptcy Code.

Tax Issues	The Parties shall cooperate in good faith to structure the Restructuring Transactions in a tax-efficient manner.

Governance of the Reorganized Debtors	The board of directors (the “New Board”) of reorganized Garrett will be seven (7) members, subject to increase with the consent of Honeywell (solely until the Repayment Date) and a majority of the outstanding shares of Convertible Series A Preferred Stock. The composition of the New Board shall be determined as follows:

8

•  The holders of the Series B Preferred Stock shall have the right to nominate one (1) board member (the “Honeywell Director”) to the New Board until the Repayment Date. The Honeywell Director shall resign on the Repayment Date and, thereafter, the holders of the Series B Preferred Stock shall have no further right to nominate any directors to the New Board.

•  The Additional Investors shall have the right to nominate one (1) board member (the “Additional Investors Director”) to the New Board, provided that, if the Additional Investors cease to collectively hold a number of shares of Convertible Series A Preferred Stock that is less than 60% of the number of shares of Convertible Series A Preferred Stock held by such investors on the issuance date, the Additional Investors Director shall resign, the Additional Investors shall have no further right to nominate any directors to the New Board, but, so long as 20% of the number of outstanding shares of Convertible Series A Preferred is owned by entities other than Centerbridge or Oaktree, the then-current holders of a majority of the outstanding shares of Convertible Series A Preferred Stock, excluding any Convertible Series A Preferred Stock owned by Centerbridge and Oaktree, shall have the right to nominate a board member to the New Board to replace the Additional Investors Director.

•  One (1) board member will be a member of reorganized Garrett’s executive management team.

•  Half of the balance of the New Board nominees shall be selected by Centerbridge, for so long as Centerbridge holds a number of shares of Convertible Series A Preferred Stock that is no less than 60% of the number of shares of Convertible Series A Preferred Stock held by Centerbridge on the issuance date, with the number of nominees selected by Centerbridge subject to proportionate reduction as its ownership of the Convertible Series A Preferred Stock further decreases.

•  The other half of the balance of the New Board nominees shall be selected by Oaktree, for so long as Oaktree holds a number of shares of Convertible Series A Preferred Stock that is no less than 60% of the number of shares of Convertible Series A Preferred Stock held by Oaktree on the issuance date, with the number of nominees selected by Oaktree subject to proportionate reduction as its ownership of the Convertible Series A Preferred Stock further decreases.

Management Incentive Plan	The details of any post-Effective Date management incentive plan, including with respect to amount, form, structure, and vesting, shall be determined by the New Board taking into consideration then-current market practices for similarly situated companies.

Definitive Documentation	The Parties shall negotiate the definitive documents necessary to complete the Restructuring Transactions in good faith and work in good faith to secure support for the Approved Plan by the Debtors. Any and all documentation necessary to

9

effectuate the Restructuring Transactions, including the definitive documents, shall be in form and substance consistent with this Term Sheet and the Coordination Agreement. All consent rights not otherwise set forth herein shall be set forth in the Coordination Agreement.

Conditions Precedent to Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to conditions precedent that are reasonably acceptable to the Initial Parties and the Debtors, including:

•  the Bankruptcy Court shall have entered an order confirming the Plan, in form and substance consistent with the Coordination Agreement, and such order shall not have been stayed, modified, or vacated on appeal;

•  the final version of the Plan supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

•  the Coordination Agreement shall not have been terminated between Honeywell, the Plan Sponsors, and the Additional Investors, and shall remain in full force and effect;

•  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

•  all fees, expenses, and other amounts payable to the Parties under the Coordination Agreement shall have been paid in full; and

•  the Debtors shall have implemented the Restructuring Transactions in a manner consistent with the Plan and the Coordination Agreement.

Reservation of Rights	Nothing herein is an admission of any kind. If the Restructuring Transactions are not consummated for any reason, all Parties reserve any and all of their respective rights.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Governing Law	The governing law for all applicable documentation (other than any corporate governance documents) shall be the internal law of the State of New York (without regard to its conflict of law principles) and, to the extent applicable, the Bankruptcy Code.

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Annex 1

Definitions

Administrative Claim	Any Claim incurred by the Debtors before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Claim	As defined in section 101(5) of the Bankruptcy Code.

DIP Facility Claims	Any Claim arising under, derived from, or based on the DIP Facility or such other debtor in possession financing that remains outstanding with respect to the Debtors immediately prior to the Effective Date.

General Unsecured Claim	Any Claim other than an Administrative Claim, a Priority Tax Claim, a DIP Facility Claim, an Other Secured Claim, an Other Priority Claim, a Secured Credit Facility Claim, a Senior Notes Claim, a Honeywell Claim, an Intercompany Claim, or a Claim subject to subordination under section 510(b) of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Garrett.

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim against assets of any of the Debtors, other than a DIP Facility Claim, a Secured Credit Facility Claim, or a Senior Notes Claim.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Secured	When referring to a Claim: (i) secured by a lien on property in which any Debtor has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (ii) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Secured Credit Facility Claim	Any Claim arising under, derived from, or based on the Credit Agreement.

Senior Notes Claims	Any Claim arising under, derived from, or based on the Senior Notes; provided that the Senior Notes Claims shall not include any Claims arising under, derived from, or based on the Applicable Premium (as defined in the Indenture).

Annex 2

Allocation

Garrett Motion - Convertible Series A Preferred Stock Allocation

($ in millions)

Convertible Series A Preferred Stock Allocation
	$

Centerbridge & Oaktree		$690.8
Additional Investors(1)		360.0
Rights Offering Available to All Common Equity Holders(2)		100.0

Total		$1,150.8

(1)	Additional Investors assumed to hold 40% of the outstanding common equity of Garrett Motion. Actual allocations to be adjusted based on holdings.
(2)	Rights offering participation based on common equity holdings and allocated pro rata.

EXHIBIT B

TRANSFER AGREEMENT

EXHIBIT B

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Coordination Agreement, dated as of [•], 2020 (the “Agreement”),1 by and among the Commitment Parties, including the transferor to the Transferee of any Senior Note Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Commitment Party” under the terms of the Agreement, based on the Debtor Claim that is Transferred. This Transfer Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein. The Transferee intends to be and is bound under the Agreement with respect to any and all claims against, or interests in, any of the Debtors, whether currently held or hereafter acquired by such Transferee.

Date Executed:

TRANSFEREE

Name of Institution:
By:
Name:
Its:
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of

Senior Note Claims:

2026 Senior Notes

$

Credit Agreement Claims:

$

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

DIP Claims:

$

Garrett Common Stock

Number

of

Shares:

Any other Debtor Claims:

Type:

$

Type:

$

NOTICE ADDRESS:

[                                     ]

[                                     ]

[                                     ]

Attention: [                                ]

E-mail: [                                    ]

with a copy to:

[                                     ]

[                                     ]

[                                     ]

Attention: [                                    ]

E-mail: [                                        ]

EXHIBIT C

JOINDER AGREEMENT

Joinder Agreement

[                    ], 2020

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Amended and Restated Coordination Agreement, dated as of dated as of October 20, 2020, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Coordination Agreement”),1 by and among the Commitment Parties.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Coordination Agreement. The Transferee shall hereafter be deemed to be a “ Party” and a “Party” for all purposes under the Coordination Agreement.

2. Representations and Warranties. With respect to the aggregate Debtor Claims/Interests set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Commitment Parties set forth in Section 7 of the Coordination Agreement to each other Party.

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Coordination Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[Remainder of Page Intentionally Left Blank]

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:

Name:

Title:

Amount of Credit Agreement Claims (if any): $

Amount of Senior Note Claims (if any): $

Amount of DIP Claims (if any): $

Number of Shares of Garrett Common Stock (if any):

Amount of any other Debtor Claims (if any): $

Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention:

Amended and Restated Coordination Agreement

Annex 1

Party[1]	Number of Shares of Common Stock of Garrett
Attestor Value Master Fund LP	2,661,970
The Baupost Group, L.L.C.	3,575,000
Centerbridge Partners, L.P.	3,390,000
Cyrus Capital Partners, L.P.	10,220,254
FIN Capital Partners LP	369,861
Hawk Ridge Capital Management LP	1,796,437
IngleSea Capital	300,000
Keyframe Capital Partners, L.P.	1,506,050
Newtyn Management, LLC	1,655,000
Oaktree Capital Management, L.P.	3,593,111
Sessa Capital (Master), L.P.	6,912,204
Whitebox Multi-Strategy Partners, L.P.	750,000

[1]

Each entity listed herein is listed either in its principal capacity or in its capacity as agent, investment advisor, or investment manager for certain investment funds or accounts or their respective subsidiaries that have Beneficial Ownership of shares of equity securities in Garrett.